Exhibit 99.1


FOR IMMEDIATE RELEASE


        LINCOLN EDUCATIONAL SERVICES TO ACQUIRE NEW ENGLAND INSTITUTE OF
                            TECHNOLOGY AT PALM BEACH

    Acquisition of Established, 25-year-old Institution Provides Lincoln with
              Entry into One of Nation's Fastest Growing Counties

         Lincoln College of Technology Brand Introduced with Acquisition

WEST ORANGE, N.J., March 30, 2006 - Lincoln Educational Services Corporation (NASDAQ: LINC) ("Lincoln") today announced that it has signed a definitive agreement to acquire New England Institute of Technology at Palm Beach, Inc. ("NET") for approximately $35.3 million in cash plus the assumption of a $7.2 million mortgage. With this acquisition, Lincoln is obtaining premier real estate assets consisting of four buildings totaling 115,000 square feet on 14.5 acres. Pending regulatory approvals, the Company expects to complete the transaction in the second quarter of 2006 when the institution will be re-branded as Lincoln College of Technology. The acquisition is expected to be earnings neutral because of amortization of identified intangibles in 2006.

Founded in 1982, NET is the oldest and largest proprietary career college in Palm Beach County, Florida, one of the nation's fastest growing markets. NET currently serves over 1,200 students through two divisions, New England Tech and the Florida Culinary Institute. NET's two campuses are located in West Palm Beach and Mangonia Park. NET's program curriculum includes bachelor's degree, associate's degree, diploma programs, and continuing education certificates in Culinary Arts, Automotive Technology, Skilled Trades, Health Sciences, Business and IT, and Cosmetology. In 2005, NET generated revenues of approximately $19 million. The institution's job placement rate exceeds 85%, and more than 25% of NET's enrollment is generated by student referrals.

"With this acquisition, we are both extending our geographic footprint into Florida, and bringing to one of the nation's fastest-growing regions our program offerings, which complement those currently offered by NET," commented David Carney, Chairman and CEO. "We have an opportunity to consolidate facilities in West Palm Beach and expand the technical facility into a destination school. We look forward to working with NET's experienced management team to further build on the college's very strong reputation as we bring Lincoln's marketing, operating and management resources into the fold."

NET is the first school to be re-branded Lincoln College of Technology. As Lincoln expands its national footprint, the Company is embarking on a brand rationalization initiative to increase recognition of its schools by leveraging the strength of the Lincoln name. The company anticipates that this process will be completed by the end of 2007.

Stifel, Nicolaus & Company, Inc., acted as financial advisor to the seller in connection with this transaction.



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About Lincoln Educational Services Corporation

Lincoln is a leading and diversified for-profit provider of career-oriented post-secondary education. It offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, skilled trades, business and information technology and health sciences (which includes programs for medical administrative assistants, medical assistants, pharmacy technicians) and Spa and Culinary services. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 35 campuses in 16 states under eight brands: Lincoln Technical Institute, The Cittone Institute, CEI, Denver Automotive and Diesel College, Nashville Auto-Diesel College, Southwestern College, New England Technical Institute and Euphoria Institute of Beauty Arts and Sciences. Lincoln had a combined enrollment of approximately 17,600 students as of December 31, 2005.

Contacts:

Investors:                              Press or Media:
Brad Edwards                            Jennifer Gery
Brainerd Communicators, Inc.            Brainerd Communicators, Inc.
212-986-6667                            212-986-6667

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